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                                                                    EXHIBIT 23.4


The Board of Directors
Sanchez Computer Associates, Inc.:


We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-4 (No. 333-112860) of Fidelity National Financial, Inc. of our report dated February 6, 2003, with respect to the consolidated balance sheet of Sanchez Computer Associates, Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity and other comprehensive income, and cash flows for the year ended December 31, 2002 and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Sanchez Computer Associates, Inc., and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the registration statement.

Our report refers to our audit of the adjustments that were applied and disclosures that were added to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments and disclosures.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 3, 2004